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                                                                      EXHIBIT 16

H&B                                     HARLAN & BOETTGER, LLP
                                        Certified Public Accountants

                                             James C. Harlan III
                                             William C. Boettger
                                             P. Robert Wilkinson
                                             Marshall J. Varano

May 3, 1999


BAOA, Inc.
2635 Camino del Rio South
Suite 210
San Diego, CA 92108


Effective May 3, 1999, we will cease our services as your accountants. We have reached the decision reluctantly and after substantial deliberation because we can not continue to provide your Company (Commission File Number 000-25416) with the level of services that you require.

We wish to remind you that you have unpaid invoices totaling $7,500. We expect payment in full of all these invoices immediately.

Subject to your making satisfactory arrangements for payment of your outstanding invoices, we will cooperate with your new accountants. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours,



/s/ Harlan & Boettger, LLP

Harlan & Boettger, LLP

cc:     Securities and Exchange Commission Mail Stop 9-5
        450 Fifth Street, N.W.    Washington, D.C.  20549


                5415 Oberlin Drive   San Diego, California 92121
              Telephone (619) 535-2000   Facsimile (619) 535-2015